Exhibit 4(o)

Jefferson National Life Insurance Company

Dallas, Texas

Administrative Office: [9920 Corporate Campus Drive, Suite 1000 • Louisville, Kentucky • 40223]

ASSET ALLOCATION MODEL RIDER

This Rider is made a part of the Annuity Contract (“Contract”) to which it is attached as of the Contract Date, unless a later Effective Date is shown below. In the case of a conflict with any provision in the Contract, the provisions of this Rider will control. Except as, modified by this Rider, the provisions of the Contract apply to this Rider. This Rider may use terms that are defined in the Contract; when this occurs, the definition in the Contract applies to the Rider. If not terminated earlier pursuant to the provision of this Rider, this Rider will terminate when the Contract terminates.

DEDUCTION FOR ASSET ALLOCATION MODEL FEE: For an additional fee, the Company’s affiliate [JNF Advisors, Inc. (“JNF Advisors”)], offers the [Jefferson National Models powered by CAPTRUST]. A listing of the asset allocation models (“Asset Allocation Models”) currently available and the current annual fees charged for each are listed below:

[JNL Conservative] [50 bps]

[JNL Moderate] [50 bps]

[JNL Moderate Growth] [50 bps]

[JNL Growth] [50 bps]

[JNL Aggressive] [50 bps]

The Asset Allocation Model Fee will be charged quarterly, or upon exit of the program, as a percentage of the average daily Contract Value invested in the Asset Allocation Models. The Asset Allocation Model Fee will be deducted on a pro-rata basis from the Portfolios in the Asset Allocation Models. The Asset Allocation Models offered may change at any time without notice.

At any time, the Owner, Registered Representative or Financial Advisor may allocate some or all of the Contract Value to one or more Asset Allocation Models. The Company reserves the right to not permit an Owner to participate in the Asset Allocation Model program unless the Owner is advised by a Registered Representative or Financial Advisor. This rider only applies to any Contract Value allocated to an Asset Allocation Model. If an Asset Allocation Model is elected, the model will determine which Portfolios the Contract Value is invested in and how much of the Contract Value is allocated to each Portfolio. The models are dynamic which means the underlying Portfolios within each model may and probably will change over time. Whenever a model changes, the Contract Value will be reallocated to match the revised model allocation. The models will be reviewed quarterly and could change at any time.

The minimum initial contribution to an Asset Allocation Model without Our consent is [$10,000].

After investing in the Asset Allocation Model program, the Owner must remain invested for at least 30 days.

While participating in an Asset Allocation Model, the Owner, Registered Representative or Financial Advisor may transfer Contract Value by changing models.

Any partial withdrawal from an Asset Allocation Model must be made pro rata from the model.

No portion of the Subscription Fee will be deducted from the Asset Allocation Models unless the value of the Contract outside the Asset Allocation Models is insufficient.

We reserve the right to terminate the Owner’s participation in the Asset Allocation Models at the Company’s discretion, including, but not limited to, breach of any advisory agreement between the Owner and [JNF Advisors], breach of any agreement between the Registered Representative or Financial Advisor and [JNF Advisors], for non-payment of Asset Allocation Model Fees or if the Owner is no longer advised by a Registered Representative or Financial Advisor who has entered into the applicable agreements with [JNF Advisors]. In any of these events, the Contract Value invested in the Asset Allocation Models will be retained in the same Portfolios but outside of the

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Asset Allocation Model program. The Owner, Registered Representative or Financial Advisor will be responsible for trading between Portfolios in the future.

Additionally, the Company will terminate participation in the Asset Allocation Models:

  if the Contract Value in an Asset Allocation Model drops below [$5,000], after making a withdrawal from the Contract or transfer out of such model. If this occurs, the Contract Value invested in the Asset Allocation Models will be retained in the same Portfolios but outside of the Asset Allocation Model program. The Owner, Registered Representative or Financial Advisor will be responsible for trading between Portfolios in the future.
  if the full Contract Value is applied to an annuity option;
  upon a full withdrawal of the total Contract Value;
  upon notification of death; or
  if the Owner, Registered Representative or Financial Advisor requests that the Company terminate participation in the Asset Allocation Models (electronically or by telephone).

DEFINITION CHANGES

The following definitions in your Contract are modified by this Rider:

ADJUSTED CONTRACT VALUE: The Contract Value less any applicable Premium Tax, less any applicable Subscription Fee less any applicable Transaction Fee, less any applicable Asset Allocation Model Fee. This amount is applied to the applicable Annuity Tables to determine Annuity Payments.

CONTRACT WITHDRAWAL VALUE: The Contract Value less any applicable Premium Tax, less any applicable Subscription Fee, less any applicable Transaction Fee and less any applicable Asset Allocation Model Fee.

PROCEEDS PAYABLE ON DEATH

The following provision is modified as follows:

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: The death benefit will be the Contract Value determined as of the end of the Valuation Period during which the Company receives both due proof of death and an election for the payment method, reduced by the applicable portion of the Subscription Fee, and any applicable Transaction Fee.

Effective Date: [06/01/2012]

Jefferson National Life Insurance Company has signed this Rider.

Signed	Signed

President	Secretary

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